UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 19, 2005

Aqua America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-06659	23-1702594
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

762 West Lancaster Avenue, Bryn Mawr, Pennsylvania		19010-3489
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-527-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 19, 2005, Aqua Pennsylvania, Inc., the largest subsidiary of Aqua America, Inc., entered into a Thirty-ninth Supplemental Indenture dated as of May 1, 2005 and issued $72,000,000 principal amount of tax-exempt debt thereunder. The description of the Thirty-ninth Supplemental Indenture and the debt set forth in Item 2.03 below is incorporated herein by reference. Aqua America intends to file the supplemental indenture with its next periodic report.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 19, 2005, Aqua Pennsylvania, Inc., the largest subsidiary of Aqua America, Inc., issued $72,000,000 principal amount tax-exempt debt to the Delaware County Industrial Development Authority with a coupon rate of 5.0% and yields of 4.87% for $22,000,000 due in 2036, 4.88% for $25,000,000 due in 2037 and 4.89% for $25,000,000 due in 2038. Of the $72,000,000 in proceeds, $22,000,000 will be used to retire previously issued tax-exempt bonds and $50,000,000 will be used to fund infrastructure improvement projects throughout Southeastern Pennsylvania in 2005 and 2006. The tax-exempt bonds retired were originally issued in 1995 at 6.35%. The prepayment premium of $440,000, along with the related unamortized issuance expense, are capitalized and amortized over the life of the long-term debt used to fund the redemption. The financing does not result in additional restrictive covenants. The bonds were issued under Aqua Pennsylvania’s Thirty-ninth Supplemental Indenture dated as of May 1, 2005 and in connection with a Bond Purchase Agreement among the Delaware County Industrial Development Authority, Aqua Pennsylvania, Inc. and Sovereign Securities Corporation, LLC dated as of May 10, 2005. Aqua America intends to file the supplemental indenture and agreement with its next periodic report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aqua America, Inc.

May 25, 2005	By:	ROY H. STAHL

Name: ROY H. STAHL
Title: Executive Vice President, General Counsel and Corporate Secretary